EXHIBIT 99.1
NEWS RELEASE

For Release on August 8, 2012	Contact: Frank D. Romejko
4:00 PM (ET) (925) 302-1014	Vice President of Finance/Chief Financial Officer (Acting)

Giga-tronics Reports First Quarter Results

San Ramon, CA – August 8, 2012 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $707,000 or $0.14 per fully diluted share for the quarter ended June 30, 2012.  This compares with a net loss of $674,000 or $0.13 per fully diluted share for the quarter ended June 25, 2011.  Net sales increased 16% to $4,058,000 in the first quarter of fiscal 2013 compared to $3,497,000 in the first quarter of fiscal 2012.  Gross margin increased by $187,000 over the same quarter last year.  Operating expenses increased 10% or $221,000 in the first quarter of fiscal 2013 over fiscal 2012 primarily due to an increase of 37% in product development expenses to more aggressively invest in instrument products.  Orders increased 56% in the first quarter of fiscal 2013 to $8,680,000 from $5,548,000 for the first quarter of fiscal 2012.

Backlog for the quarter ended June 30, 2012 was $8.4 million (approximately $5.7 million shippable within one year) as compared to $5.7 million (approximately $4.2 million shippable within one year) for the quarter ended June 25, 2011.

Cash and cash equivalents at June 30, 2012 were $1,436,000 compared to $2,365,000 as of March 30, 2012. Accounts receivable had increased to $3,573,000 compared to $1,270,000 as of March 31, 2012. The decrease in cash is mainly due to the net loss as a result of delayed product shipments during the quarter. The increase in accounts receivable was mainly due to a deferred revenue billing that occurred late in Q1 which was then collected in Q2.

Mr. John Regazzi, the Company’s CEO stated, “As previously reported, we have been executing on our new strategy for over a year now.  The first step involves revitalizing the organization and the second step is about completing the development of a significant new microwave product aimed at the high-end military test market.”

Mr. Regazzi continued, “We are well along with the job of revitalizing the organization through the leadership changes made in Sales, Marketing, and Finance & Administration, a focus on fewer, but key products and markets, a reduction in force in San Ramon and the consolidation of operations to one facility in San Ramon.  I expect this first step will be completed by the end of the current fiscal year.  The second element of our strategy is the new investment in product development, which has been accelerated by the capital provided by Alara.  This major program remains on track for a scheduled introduction early next fiscal year.”

Mr. Regazzi concluded, “I believe this two-step approach will drive the growth of the company going forward and greatly improve its bottom line.  We expect double digit revenue growth starting this current fiscal year and going forward, and I believe the Company can return to profitability following the new product introduction at the beginning of next fiscal year. We are confident that we have the financial liquidity and resources to successfully execute this strategy, and I will keep you informed of our progress in the quarters ahead.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (866) 206-0240 or (646) 216-7111 and enter PIN Code 44674959#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of August 8, 2012 only.Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning revenue growth, profitability, product introduction, backlog, shipments, and financial liquidity and resources.  Actual results may differ significantly due to risks and uncertainties, such as increased competition, new product development, market acceptance of new products, future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see the Giga-tronics most recent annual report on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	June 30, 2012	March 31, 2012
Assets
Current assets:
Cash and cash-equivalents	$1,436	$2,365
Trade accounts receivable, net of allowance of $97 and $96, respectively	3,573	1,270
Inventories, net	4,202	4,700
Prepaid expenses and other current assets	398	328
Total current assets	9,609	8,663

Property and equipment, net	599	611
Other assets	-	16
Total assets	$10,208	$9,290

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	804	$613
Accrued commission	177	129
Accrued payroll and benefits	673	739
Accrued warranty	189	210
Deferred revenue	1,435	7
Deferred rent	65	59
Capital lease obligations	20	20
Other current liabilities	321	318
Total current liabilities	3,684	2,095
Long term obligations - deferred rent	414	433
Long term obligations - capital lease	13	15
Total liabilities	4,111	2,543
Commitments
Shareholders' equity:
Preferred stock of no par value; Authorized - 1,000,000 shares; no shares issued or outstanding at June 30, 2012 and March 31, 2012	1,997	1,997
Common stock of no par value; Authorized - 40,000,000 shares; 5,029,747 shares at June 30, 2012 and March 31, 2012 issued and outstanding	14,879	14,822
Accumulated deficit	(10,779)	(10,072)
Total shareholders' equity	6,097	6,747
Total liabilities and shareholders' equity	$10,208	$9,290

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended
(In thousands except per share data)	June 30, 2012	June 25, 2011
Net sales	$4,058	$3,497
Cost of sales	2,428	2,054
Gross margin	1,630	1,443

Engineering	933	680
Selling, general and administrative	1,310	1,434
Restructuring	92	-
Total operating expenses	2,335	2,114

Operating loss	(705)	(671)

Interest expense, net	-	-
Loss before income taxes	(705)	(671)
Provision for income taxes	2	3
Net loss and comprehensive loss	$(707)	$(674)

Loss per share - basic	$(0.14)	$(0.13)
Loss per share - diluted	$(0.14)	$(0.13)

Weighted average shares used in per share calculation:
Basic	5,029	4,995
Diluted	5,029	4,995